                               CONFIDENTIAL


December 4, 1997

Mr. Peter Tattle
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ  08896


Dear Mr. Tattle:

     This letter agreement (this "AGREEMENT") sets forth the agreement of Chiron Corporation ("CHIRON"), on the one hand, and Ortho Pharmaceutical Corporation and Ortho Biotech, Inc. (collectively, "ORTHO"), on the other hand, with respect to the manufacture, purchase and sale of bulk platelet derived growth factor ("PDGF") for use by Ortho in the research, development and commercialization of a finished product for wound healing, which is expected to be sold in the United States under the name Regranex(R) (the "FINISHED PRODUCT").

     1. PURCHASE AND SALE OF PDGF. Chiron will sell to Ortho, and Ortho will purchase from Chiron, Ortho's requirements of PDGF during the term of this Agreement.

     2. DELIVERY; TRANSFER OF TITLE. Title will pass from Chiron to Ortho upon delivery of PDGF, which will be FOB Chiron's designated manufacturing facilities. All risk of loss of PDGF, whether in bulk form, incorporated in Finished Product, or anywhere in the process of being converted into Finished Product, will pass to Ortho at that time, including risk of destruction, expiration of bulk PDGF, expiration of Finished Product prior to its sale to an Invoiced Party (as defined in Item 7), failure to obtain required regulatory approvals (other than regulatory approvals required for the manufacture of PDGF, for which Chiron is responsible), etc., except that Ortho will be entitled to a credit for Returned Full Price Units and for Discounted Units as provided in Item 8 below. The foregoing will not limit Ortho's recourse against Chiron for PDGF that, when delivered to Ortho, did not comply with applicable specifications to be included in the definitive Supply Agreement ("SPECIFICATIONS"). The definitive Supply Agreement shall also include mutually agreeable procedures for determining compliance and noncompliance with the Specifications.

     3. SHELF LIFE. All PDGF sold to Ortho shall, when delivered to Ortho, have a remaining shelf life of at least [CONFIDENTIAL TREATMENT REQUESTED] (the "MINIMUM SHELF LIFE"). If Chiron is able to extend the longest period of bulk stability set forth in its manufacturing regulatory filings with respect to PDGF beyond its present level of [CONFIDENTIAL TREATMENT REQUESTED] and up to [CONFIDENTIAL TREATMENT REQUESTED], the Minimum Shelf Life will increase by one-half of the full amount of any such extension. If Chiron is able to extend the longest period of bulk stability set forth in its manufacturing regulatory filings with respect to PDGF beyond [CONFIDENTIAL TREATMENT REQUESTED], the Minimum Shelf Life will increase by the full amount of any such extension.

     4.   FORECASTS; PURCHASE ORDERS; SHIPMENTS.

          (a) Beginning no later than November 30, 1997, Ortho will provide Chiron with rolling six calendar quarter forecasts of its PDGF requirements (each a "FORECAST"). Each Forecast shall specify the number of grams of bulk PDGF required by Ortho (the "FORECASTED REQUIREMENTS") in each covered quarter. The Forecasted Requirements for each quarter shall be in whole increments of [CONFIDENTIAL TREATMENT REQUESTED], which approximates the anticipated yield from one production lot, and will cover all uses by Ortho of bulk PDGF (i.e., both research and development and commercial supplies). However, each Forecast shall show an estimated, non-binding breakout (in grams) of the Forecasted Requirements by intended use. Prior to the end of each quarter, Ortho shall extend the previous Forecast by an additional quarter.

          (b) Forecasted Requirements for any 100% binding quarter (i.e., one of the first three quarters of a Forecast) will be no less than 50% of the Forecasted Requirements for the immediately preceding 100% binding quarter, except that Forecasted Requirements for any quarter may be zero grams of PDGF if the Forecasted Requirements for the immediately preceding quarter were [CONFIDENTIAL TREATMENT REQUESTED] of PDGF.

          (c) After the first commercial sale of Finished Product Ortho will take or pay for [CONFIDENTIAL TREATMENT REQUESTED] of the Forecasted Requirements in each of the first three quarters of each Forecast; and

               (i) Ortho will take or pay for at least [CONFIDENTIAL TREATMENT REQUESTED] of the Forecasted Requirements in the fourth quarter of each Forecast, and the amount of PDGF shall be no less that [CONFIDENTIAL TREATMENT REQUESTED] of the immediately preceding quarter when such fourth quarter becomes a 100% binding quarter. The Forecasted Requirements for the fifth and sixth quarter of each Forecast shall be a non-binding advisory estimate only.

          (d) Ortho will submit firm purchase orders to Chiron specifying, in whole increments of [CONFIDENTIAL TREATMENT REQUESTED], the number of grams of bulk PDGF required (in accordance with the Forecasted Requirements) and requested delivery dates. Each purchase order will specify in grams, based on Ortho's good faith estimate, the portion of the ordered quantity of PDGF to be used for research and development purposes, which will be invoiced at the R&D Price, and for commercial purposes, which will be invoiced at the Commercial Price then in effect. Each requested delivery date shall be at least (i) three (3) months following delivery of any purchase order until March 31, 1998, (ii) six (6) months following delivery of any purchase order between April 1, 1998 and June 30, 1998, and (iii) nine (9) months following delivery of any purchase order thereafter. Chiron will accept all purchase orders within thirty (30) days, so long as they comply with the terms of this Agreement.

          (e) Within sixty (60) days after the end of each Forecast quarter, Ortho shall pay Chiron an amount equal to the difference between the Commercial Price and the R&D Price for all grams of PDGF that are redirected from research and development purposes to commercial purposes.

          (f) The parties acknowledge that Chiron intends to deliver bulk PDGF to Ortho in whole production lot increments, and that, although an average production lot is expected to approximate [CONFIDENTIAL TREATMENT REQUESTED], deviations in gram yields (both upward and downward) are likely to occur. Accordingly, for purposes of determining the quantity of PDGF to be sold by Chiron to Ortho in any given quarter, a deviation of PLUS OR MINUS [20%] (measured on a quarterly basis) will be allowed. For example:

               (A) If Ortho purchase orders for a particular quarter specify an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] of PDGF, Ortho will purchase up to [CONFIDENTIAL TREATMENT REQUESTED] of PDGF in that quarter if required to enable Chiron to deliver bulk PDGF in whole production lot increments; and

               (B) If Ortho purchase orders for a particular quarter specify an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] of PDGF, Chiron will be deemed to have fulfilled its obligations under those purchase orders if it delivers at least [CONFIDENTIAL TREATMENT REQUESTED] of PDGF that comply with the Specifications.

          (g) Chiron will fill all orders that do not exceed 150% of the Forecasted Requirements for each binding quarter (i.e., excluding Advisory Quarters) by the requested delivery date, or upon mutual agreement of the Parties. Chiron will use commercially reasonable efforts to fill any other orders for bulk PDGF (i.e., orders exceeding 150% of the Forecasted Amount for binding quarters) as promptly as practicable, but Chiron cannot guarantee that those orders will be available by the requested delivery date.

     5. R&D PRICE. The price per gram for PDGF for research and development purposes (including Phase I, II, III and, if applicable, Phase IV clinical trials) (the "R&D PRICE") will be [CONFIDENTIAL TREATMENT REQUESTED]. All such research and development shall be related to Finished Product. Orders under this Item 5 will be invoiced at the [CONFIDENTIAL TREATMENT REQUESTED] per gram price. If at the end of each calendar year Ortho has not submitted to Chiron binding purchase orders for a total of more than [CONFIDENTIAL TREATMENT REQUESTED] grams of PDGF (for all purposes) Ortho shall pay to Chiron [CONFIDENTIAL TREATMENT REQUESTED]per gram of such PDGF within sixty (60) days after the end of such calendar year. If Chiron demonstrates, to the reasonable satisfaction of Ortho, that Chiron's manufacturing cost for PDGF exceeds

[CONFIDENTIAL TREATMENT REQUESTED] per gram, then Ortho agrees to consider an adjustment to the R&D Price.

     6. COMMERCIAL PRICE. The price per gram of PDGF for commercial purposes (the "COMMERCIAL PRICE") will equal, for each calendar quarter, (x) the product of (i) the Chiron Percentage multiplied by (ii) the Net Sales of Full Price Units in such calendar quarter, divided by (y) the Net Labelled Amount for such calendar quarter.

          (a) "CHIRON PERCENTAGE" means [CONFIDENTIAL TREATMENT REQUESTED] until cumulative Net Sales of Total Units reaches [CONFIDENTIAL TREATMENT REQUESTED] until cumulative Net Sales of Total Units reaches [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] thereafter.

          (b) "FULL PRICE UNITS" means units of Finished Product distributed at a price equal to or greater than the Floor Price.

          (c) "DISCOUNTED UNITS" means units of Finished Product distributed at a price less than the Floor Price (including units distributed without charge).

          (d) "TOTAL UNITS" means Full Price Units and Discounted Units, collectively.

          (e) "FLOOR PRICE" means the price for a unit of Finished Product that, if run through the pricing formula set forth in this Item 6, would yield a Commercial Price of [CONFIDENTIAL TREATMENT REQUESTED] per gram of PDGF given the Chiron Percentage then in effect. For example, assuming that (i) the Labelled Amount of PDGF contained in a 15g tube of Finished Product equals 1,500mcg, and (ii) the Chiron Percentage is [CONFIDENTIAL TREATMENT REQUESTED], then the Floor Price for a 15g tube of Finished Product would equal [CONFIDENTIAL TREATMENT REQUESTED. Similarly, the Floor Price for a 15g tube of Finished Product would equal [CONFIDENTIAL TREATMENT REQUESTED], if the Chiron Percentage is [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED]), if the Chiron Percentage is [CONFIDENTIAL TREATMENT REQUESTED]. If Chiron demonstrates, to the reasonable satisfaction of Ortho, that Chiron's manufacturing cost for PDGF exceeds [CONFIDENTIAL TREATMENT REQUESTED] per gram, then Ortho agrees to consider an adjustment to the Floor Price.

          (f) "LABELLED AMOUNT" means the amount of PDGF contained in any unit of Finished Product as set forth on the product labelling, and shall expressly exclude any PDGF in excess of that amount (i.e., overfill).

          (g) "NET LABELLED AMOUNT" means, with respect to any quarter, (i) the aggregate Labelled Amount of PDGF contained in all Full Price Units sold in such calendar quarter, minus (ii) the aggregate Labelled Amount of PDGF contained in all Full Price Units for which Ortho takes a Return Credit (as defined in Item 7) in such calendar quarter.

     7. NET SALES. Net Sales will be defined as amounts invoiced for sales to third parties not affiliated with Ortho (including end users), or to affiliates of Ortho that are also end users of the applicable product (such unaffiliated third parties (including end users) and affiliated end users, collectively, the "INVOICED PARTIES"), less credits and refunds for returns allowed and taken (collectively, "RETURN CREDITS") sales, excise and turnover tax, customer charges, import duties and other governmental charges, imposed directly upon and actually paid by the seller, and customary trade or quantity discounts, including but not limited to, customer chargebacks, Medicaid and managed care rebates, allowed and taken. Sales between Ortho and its affiliates (where such affiliate is not the end user) or between affiliates for subsequent sale to end users shall not be included. If Finished Products are sold in combination with other products, gross sales, and deductions taken therefrom to arrive at Net Sales, will be allocated proportionately between the various products in the combination based on their list prices when sold separately.

     8. CREDITS. Ortho shall be entitled to credits against future purchases of PDGF from Chiron, as follows:

          (a) For all Full Price Units returned to Ortho by Invoiced Parties due to expiration or for any other reason (other than problems with Ortho's manufacturing, for which Ortho shall be responsible) (collectively, "RETURNED FULL PRICE UNITS"), Ortho shall be entitled to a credit equal to
     (x) the amount of PDGF included in Returned Full Price Units (including both the Labelled Amount of PDGF and any overfill) multiplied by
     (y) (A) the Commercial Price then in effect minus (B) the Floor Price then in effect. Such credit shall be available only during the period (the "SHORT DATING PERIOD") beginning on the date of this Agreement and ending on such date as Finished Product receives regulatory approval for [CONFIDENTIAL TREATMENT REQUESTED] dating.

          (b) For all Discounted Units, Ortho shall be entitled to a credit equal to (x) the amount of PDGF included in Discounted Units (including both the Labelled Amount of PDGF and any overfill) multiplied by
     (y) (A) the Commercial Price then in effect minus (B) the Floor Price then in effect. This provision shall remain in effect for the full term of the Agreement.

          (c) Ortho shall use commercially reasonable efforts to claim in full all credits to which it is entitled (i) under Item 8(a) in the same calendar quarter in which the applicable Returned Full Price Units are returned and (ii) under Item 8(b) in the same calendar quarter in which the applicable Discounted Units are distributed.

     9.   PAYMENT TERMS; REPORTING.

          (a) The R&D Price shall be payable in full within forty-five days after delivery of the PDGF to Ortho.

          (b) The Commercial Price of PDGF will be payable in installments as follows:

               (i) The first installment will be payable in full within forty-five days after delivery of the PDGF to Ortho, and shall equal
          (x) [CONFIDENTIAL TREATMENT REQUESTED] prior to the first commercial sale of Finished Product in any jurisdiction ("FIRST COMMERCIAL SALE") and (y) the Estimated Commercial Price thereafter. The "ESTIMATED COMMERCIAL PRICE" shall equal (x) [CONFIDENTIAL TREATMENT REQUESTED] prior to Chiron's receipt of the first Report (as defined below), and
          (y) thereafter, the Commercial Price for the period covered by the most recently delivered Report.

               (ii) Within 60 days after receipt from the FDA of an approvable letter with respect to Final Product, a second installment, in the amount of [CONFIDENTIAL TREATMENT REQUESTED], will be payable with respect to all quantities of PDGF as to which Ortho's first installment under clause (i) above was [CONFIDENTIAL TREATMENT REQUESTED].

               (iii) Within sixty (60) days after the end of each calendar quarter, Ortho will deliver to Chiron a written report setting forth
          (A) gross sales of Full Price Units in the applicable quarter (provided that where estimates rather than actuals are used, the estimates will be in the ordinary course of Ortho's business and will be reconciled no less frequently than once per year), (B) estimated deductions taken therefrom to arrive at Net Sales of Full Price Units,
          (C) the Net Labelled Amount for the applicable quarter, (D) the Commercial Price for the applicable quarter, (E) the number of Returned Full Price Units returned in the applicable quarter, and the amount of PDGF included in such Returned Full Price Units (including both Labelled Amount and overfill), (F) the number of Discounted Units distributed in the applicable quarter, and the amount of PDGF (including both Labelled Amount and overfill) included in such Discounted Units, (G) Net Sales of Total Units for the applicable quarter, (H) cumulative Net Sales of Total Units to date, and (I) the amount of PDGF redirected from research and development to commercial use (if any), including reasonable supporting documentation regarding each of the foregoing items (each a "REPORT"). Chiron will have reasonable, once annual audit rights regarding the Reports.

               (iv) If the Report for a calendar quarter indicates that the Commercial Price for that quarter is higher than the Estimated Commercial Price previously paid by Ortho for PDGF purchased by it in such quarter, Ortho shall pay Chiron, within thirty (30) days after delivery of the Report, an amount equal to the product of (A) the amount by which the Commercial Price exceeds the Estimated Commercial Price, multiplied by (B) the number of grams of PDGF purchased by Ortho in the quarter covered by such Report (RIDER 1). /s/EPM, /s/CW, /s/LTW

               (v) If the Report for a calendar quarter indicates that the Estimated Commercial Price previously paid by Ortho for PDGF purchased by it in such quarter is higher than the Commercial Price for such quarter, Chiron shall pay Ortho, within thirty (30) days after delivery of the Report, an amount equal to the product of (A) the amount by which the Estimated Commercial Price exceeds the Commercial Price, multiplied by (B) the number of grams of PDGF purchased by Ortho in the quarter covered by such Report (RIDER 2). /s/EPM, /s/CW, /s/LTW

/s/EPM, /s/LTW, /s/CW  (RIDER 3)

     10. ALLOCATION OF CONSIDERATION. The total consideration payable by Ortho to Chiron under this Agreement shall be allocated as follows: (a) an amount equal to [CONFIDENTIAL TREATMENT REQUESTED], shall be deemed to constitute the transfer price for PDGF; and (b) the remainder of the total consideration shall be deemed to constitute compensation for the other know-how, assets and services provided by Chiron pursuant to this Agreement, that certain Master Agreement, effective as of June 10, 1986, between Chiron and Ethicon, Inc., the

                                   RIDER 1

, except that any such adjustment resulting from the first Report shall be payable as an increase to the aggregate purchase price of the next shipment of PDGF sold to Ortho.

                                   RIDER 2

, except that any such adjustment resulting from the first Report shall be payable as a decrease to the aggregate purchase price of the next shipment of PDGF sold to Ortho; PROVIDED, HOWEVER, that such adjustment may not reduce the aggregate purchase price to less than [CONFIDENTIAL TREATMENT REQUESTED] per gram. If the adjustment resulting from the first Report would otherwise operate to reduce the aggregate purchase price to less than [CONFIDENTIAL TREATMENT REQUESTED] per gram, the excess adjustment amount shall be applied against the aggregate purchase price of the immediately subsequent shipments until used in full.

                                   RIDER 3

(vi) The adjustment mechanisms in clauses (iv) and (v) above, and the payment terms in clause (ii) above, respectively, shall also apply to the approximately [CONFIDENTIAL TREATMENT REQUESTED] of PDGF purchased by Ortho in 1997 for commercial purposes, which have been invoiced at a price of [CONFIDENTIAL TREATMENT REQUESTED] per gram, and such adjustment will be based on the data contained in the first Report delivered by Ortho.

predecessor in interest to Ortho ("ETHICON"), and the various agreements entered into in association with the Master Agreement.

     11. MANUFACTURING RESPONSIBILITIES. Chiron will be responsible for the manufacture of bulk PDGF for delivery to Ortho. Chiron will have no responsibility for any subsequent manufacturing and other activities required to transform bulk PDGF into Finished Product, including gel formulation, fill/finish and QA/QC of Finished Product, except that Chiron will also provide mitogenic assay services on Finished Product for Ortho, at a price equal to [CONFIDENTIAL TREATMENT REQUESTED] pursuant to a separate agreement to be negotiated and agreed to by the parties.

     12. THIRD PARTY ROYALTIES. Ortho and Chiron shall [CONFIDENTIAL TREATMENT REQUESTED] all royalties payable to third parties on account of the manufacture, use and/or sale of PDGF and Finished Product under the license agreements set forth on EXHIBIT A. Upon payment of any such royalties, the paying party shall invoice the other party for [CONFIDENTIAL TREATMENT REQUESTED]. The other party shall pay any such invoice within thirty days after receipt thereof. The parties may also, by subsequent mutual agreement, determine to acquire licenses to other technology, in which event the parties will [CONFIDENTIAL TREATMENT REQUESTED] the royalties and other amounts payable under such licenses.

     13. TERM. The term of this Agreement will begin on the date hereof and will end effective automatically upon the termination or expiration of that certain License Agreement, effective as of June 10, 1986, between Chiron and Ethicon, insofar as that agreement relates to PDGF.

     14. BINDING AGREEMENT. The parties intend to be bound by this Agreement, which sets forth all of the material terms of the transactions contemplated hereby. The parties agree to negotiate diligently and in good faith a definitive Supply Agreement, which shall contain the terms set forth herein and other reasonable and customary terms, not inconsistent with the terms set forth herein, as the parties may mutually agree. Until replaced by such definitive Supply Agreement, this Agreement shall remain binding on the parties and their respective successors and assigns. The parties intend to execute the definitive Supply Agreement on or before December 31, 1997.

     If the foregoing accurately reflects your agreement with respect to the above issues, please execute and return a copy of this Agreement to Chiron.

                                     Very truly yours,
                                     CHIRON CORPORATION

                                     By:       /S/ LEWIS T. WILLIAMS
                                        -------------------------------
                                        Lewis T. Williams, M.D., Ph.D.
                                        Senior Vice President

Accepted and agreed to this
4th day of December, 1997



ORTHO PHARMACEUTICAL CORPORATION


By:       /S/ ERIC P. MILLEDGE
   -----------------------------
     Eric P. Milledge
     President



ORTHO BIOTECH, INC.


By:       /S/ CAROL WEBB
   -----------------------------
     Carol A. Webb
     President

                                     EXHIBIT A


1. ZymoGenetics/Novo Nordisk

2. University of California (Kurjan/Alpha Factor)

3. Washington Research Foundation (Hitzeman/Expression of Polypeptides in Yeast)

4. Genentech (Ikatura/Riggs patents)

5. Stanford University (Cohen/Boyer patents)